INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL INCREASES
REGULAR QUARTERLY DIVIDEND BY 20 PERCENT

DECLARES QUARTERLY DIVIDEND OF $0.15 PER COMMON SHARE

St. Louis, Missouri, October 28, 2004 — The Furniture Brands International (NYSE:FBN) Board of Directors increased the Company’s dividend by 20%, declaring today a quarterly dividend of $0.15 per common share payable November 26, 2004 to shareholders of record at the close of business on November 8, 2004.

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer commented, “We are very pleased to announce this increase in our quarterly dividend. The company continues to generate strong cash from operations, and we will continue to use that cash to increase shareholder value.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.